Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the registration statements (Nos. 333-131153 and 333-151610) on Form S-8 and the registration statements (Nos. 333-162357, 333-146120, 333-148061, and 333-148134) on Form S-3 of Linn Energy, LLC of our report dated April 30, 2012, with respect to the Statement of Revenues and Direct Operating Expenses of the Assets acquired from BP America Production Company for the year ended December 31, 2011, included in this Current Report on Form 8-K/A dated April 30, 2012.

/s/ ERNST & YOUNG LLP

Houston, Texas
April 30, 2012